UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LCI INDUSTRIES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT NO. 1

(To the Joint Proxy Statement/Prospectus dated October 19, 2026)

INTRODUCTION AND EXPLANATORY NOTE

This Supplement No. 1 (this “supplement”) amends and supplements the definitive joint proxy statement/prospectus dated October 19, 2026 (the “joint proxy statement/prospectus”) that was filed by Patrick Industries, Inc., an Indiana corporation (“Patrick”), and LCI Industries, a Delaware corporation (“LCI”), with the U.S. Securities and Exchange Commission (the “SEC”) on October 19, 2026, and first mailed by Patrick to its shareholders and LCI to its stockholders beginning on or about such date, in connection with their respective special meetings to be held on November 18, 2026 relating to the Agreement and Plan of Merger, dated as of June 30, 2026 (the “merger agreement”), by and among Patrick, Planet First Merger Sub Inc., a direct wholly owned subsidiary of Patrick (“First Merger Sub”), Planet Second Merger Sub LLC, a direct wholly owned subsidiary of Patrick (“Second Merger Sub”), and LCI. Pursuant to the merger agreement, among other things and subject to the satisfaction or waiver of the conditions set forth therein, First Merger Sub will merge with and into LCI (the “First Merger”), with LCI surviving the First Merger as a direct wholly owned subsidiary of Patrick, and immediately thereafter, LCI will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “merger”), with Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of Patrick. Capitalized terms used in this supplement and not otherwise defined herein have the respective meanings ascribed to them in the joint proxy statement/prospectus.

The purpose of this supplement is to update and supplement information contained in the joint proxy statement/prospectus. This supplement modifies the joint proxy statement/prospectus and should be read in conjunction with the joint proxy statement/prospectus, the annexes to the joint proxy statement/prospectus and the documents incorporated by reference therein, each of which should be read in its entirety. To the extent that information in this supplement differs from, updates or conflicts with information contained in the joint proxy statement/prospectus, the information in this supplement is more current and supersedes the information in the joint proxy statement/prospectus. The joint proxy statement/prospectus is available on the SEC’s website at www.sec.gov. If you need a copy of the joint proxy statement/prospectus, or if you have any questions concerning the merger agreement, the merger, the special meeting of Patrick’s shareholders, the special meeting of LCI’s stockholders, the joint proxy statement/prospectus or this supplement, or need help submitting a proxy to have your shares of Patrick common stock or LCI common stock voted, please contact the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For Patrick Shareholders:	For LCI Stockholders:

Patrick Industries, Inc. 107 W. Franklin Street Elkhart, Indiana 46516 Attention: Office of the Secretary irrequests@patrickind.com

LCI Industries

3501 County Road 6 East

Elkhart, Indiana 46514

Attention: Investor Relations

investors@LCI1.com

Proxy Solicitor:

D.F. King & Co, Inc.

28 Liberty Street, Floor 53

New York, NY 10005

Call Toll-Free: (800) 859-8509

Banks and Brokers Call: (212) 448-4476

Email: LCII@dfking.com

Except to the extent described in this supplement, none of the items or information contained in the joint proxy statement/prospectus is affected by this supplement.

This supplement does not affect the date or time of the special meeting of Patrick shareholders (the “Patrick special meeting”), which will be held on November 18, 2026, at 10:00 a.m., Eastern Time, or the date or time of the special meeting of LCI stockholders (the “LCI special meeting”), which will be held on November 18, 2026, at 9:00 a.m., Eastern Time, or the record date for stockholders entitled to notice of, and to vote at, the Patrick special meeting or LCI special meeting or any adjournments or postponements thereof.

This supplement does not affect the validity of any proxy card or voting instructions any stockholder may have previously delivered, and no action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 13 and 14 of the joint proxy statement/prospectus. If any stockholders have not already submitted a proxy for use at the Patrick special meeting or LCI special meeting, as applicable, they are urged to do so promptly.

This supplement is not complete without the joint proxy statement/prospectus, and you are urged to read carefully this supplement together with the joint proxy statement/prospectus. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 27 of the joint proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus, the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This supplement is dated October 30, 2026, and the information contained herein speaks only as of such date unless the information specifically indicates that another date applies.

UPDATE TO BACKGROUND OF THE MERGER

The section titled “The Merger—Background of the Merger” beginning on page 74 of the joint proxy statement/prospectus describes the background of the merger up to and including June 30, 2026. This section describes the process undertaken after June 30, 2026.

On September 23, 2026, Patrick filed a registration statement on Form S-4 (the “registration statement”) with the SEC that included a preliminary joint proxy statement/prospectus of Patrick and LCI for, among other things, the special meeting of LCI stockholders to approve the merger and the special meeting of Patrick shareholders to approve the Patrick share issuance proposal and the Patrick authorized stock increase proposal.

On October 19, 2026, the registration statement was declared effective by the SEC, and LCI and Patrick each filed the joint proxy statement/prospectus with the SEC. LCI and Patrick also each commenced mailing the joint proxy statement/prospectus to their respective stockholders on or about such date.

On October 22, 2026, a member of the LCI board received an unsolicited call from a representative of Goldman Sachs, financial advisor to Monomoy Capital Partners (“Monomoy”), during which the representative of Goldman Sachs stated that he was representing Monomoy and that Monomoy would be sending a proposal to acquire LCI. Shortly after the call, the LCI board received an unsolicited, non-binding proposal from Monomoy pursuant to which Monomoy offered to acquire all of the outstanding shares of LCI common stock for $101.00 per share in cash (the “Monomoy proposal”). The Monomoy proposal stated that the proposal was not subject to any financing condition and that Monomoy had over $3.0 billion of capital available for investment, but did not include debt or equity financing commitment letters. The Monomoy proposal also stated that Monomoy was prepared to pay the $94.2 million termination fee that becomes payable by LCI to Patrick under the merger agreement. The Monomoy proposal was accompanied by a draft merger agreement. The Monomoy proposal was conditioned on, among other things, due diligence and negotiation of definitive documentation.

On October 23, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E, PWP and FGS Global (“FGS”), LCI’s strategic communications advisor, to review the Monomoy proposal. Representatives of K&E reviewed the terms of the Monomoy proposal and LCI’s obligations with respect thereto under the merger agreement. In order to enable PWP to conduct financial analysis regarding the Monomoy proposal and the LCI board to evaluate the Monomoy proposal, the LCI board directed members of LCI management to update the LCI Standalone Projections approved by the LCI board in April 2026 (the “April LCI Standalone Projections”) to, among other things, reflect continued softness in the RV industry since April 2026 and LCI’s actual performance in the second quarter of fiscal year 2026. The LCI board directed representatives of K&E to contact representatives of McDermott to request that Patrick provide corresponding updates to the Patrick Standalone Projections included in the joint proxy statement/prospectus (the “April Patrick Standalone Projections”) for use in PWP’s analysis and in the LCI board’s evaluation of the Monomoy proposal relative to the merger.

Following the LCI board meeting on October 23, 2026, in accordance with Section 6.3 of the merger agreement, representatives of LCI provided representatives of Patrick with oral and written notice of the receipt by LCI of the Monomoy proposal.

On October 24, 2026, representatives of K&E called representatives of McDermott and communicated the request for updates to the April Patrick Standalone Projections. Later that day, representatives of McDermott confirmed to representatives of K&E that Patrick would update the April Patrick Standalone Projections and share such updates with LCI.

On October 25, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E, PWP and FGS to, among other things, review a draft of the updated LCI Standalone Projections. Representatives of K&E reviewed the LCI board’s fiduciary duties under Delaware law with respect to the Monomoy proposal as well as LCI’s and Patrick’s respective rights and obligations under the non-solicitation and other applicable provisions of the merger agreement. Members of LCI management reviewed with the LCI board proposed updates to the April LCI Standalone Projections, and the LCI board discussed such updates and determined to continue its review at a subsequent meeting.

On October 26, 2026, the Patrick board held a meeting with members of Patrick management, during which management reviewed an updated standalone long-range plan for Patrick for fiscal years 2027 through 2031 (the “October Patrick Standalone Projections”). The updated plan reflected more recent operating results and revised assumptions regarding conditions in Patrick’s end markets, including continued softness in the RV industry and lower expectations for RV wholesale shipments. The Patrick board discussed the plan and its underlying assumptions and determined to continue its review after the meeting.

On October 26, 2026, representatives of LCI, with the prior consent of Patrick, communicated to representatives of Monomoy that the LCI board was reviewing the Monomoy proposal and planned to respond following completion of its review.

On October 27, 2026, a reporter from the Financial Times called representatives of LCI to inform them that the Financial Times intended to publish an article reporting that Monomoy had made a competing proposal for LCI.

On October 27, 2026, following further review of the October Patrick Standalone Projections, the Patrick board approved the October Patrick Standalone Projections and authorized members of Patrick management to provide the October Patrick Standalone Projections to LCI and PWP in connection with the LCI board’s evaluation of the Monomoy proposal relative to the merger.

On October 27, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E, PWP and FGS to continue its evaluation of the Monomoy proposal. During the meeting, the LCI board approved the updates to the April LCI Standalone Projections (as revised, the “October LCI Standalone Projections”) for use by PWP for the purposes of PWP’s financial analysis of the Monomoy proposal. Representatives of PWP reviewed a preliminary financial analysis of the Monomoy proposal relative to LCI’s standalone value which reflected the October LCI Standalone Projections. Representatives of PWP noted certain differences between the valuation assumptions used with respect to LCI in the preliminary financial analysis being reviewed at this meeting and those used in the financial analysis PWP reviewed with the LCI board on June 30, 2026 in connection with the delivery of PWP’s opinion. PWP also presented an updated public companies analysis, but noted that such analysis would not reflect the value of any control premium that could be paid by an acquiror seeking to acquire 100% of the subject companies. PWP noted that its public companies analyses utilized a 0.5x downward revision for each multiple range. In its discounted cash flow analysis of LCI, PWP used discount rates ranging from 9.25% to 10.25%, based on estimates of LCI’s weighted average cost of capital, compared with 8.75% to 9.75% in its June 30, 2026 analysis, and selected terminal EBITDA exit multiples ranging from 7.5x to 8.5x, compared with 8.0x to 9.0x in its June 30, 2026 analysis. Representatives of PWP explained that the increase in the discount rate range reflected an increase in the weighted average cost of capital, which, among other things, was driven by an increase in interest rates since June 30, 2026. Representatives of PWP also explained that the lower selected multiple ranges reflected industry-wide market contraction over the preceding several months as rising interest rates and declining consumer sentiment led consumers to defer discretionary purchases, with varying effects on companies’ trading performance depending on their respective mix of market exposures, and that such multiple ranges were consistent with equity research analysts’ valuation assessments of the peer group. PWP was not requested to deliver, and has not delivered, an updated opinion. The LCI board discussed that, based on PWP’s financial analysis, the consideration offered to LCI stockholders in the Monomoy proposal was below the range of implied values per LCI share of $142.00 to $165.00 indicated by PWP’s discounted cash flow analysis for LCI on a standalone basis based on the October LCI Standalone Projections. The LCI board reserved judgment as to the relative value of the Monomoy proposal and the merger pending receipt and review of the October Patrick Standalone Projections. The LCI board also discussed the expected Financial Times report and determined that, in the event the article was published, LCI would plan to issue a press release confirming receipt of the Monomoy proposal and noting that the LCI board was in the process of reviewing such proposal.

Later in the evening on October 27, 2026, representatives of Patrick provided representatives of LCI with the October Patrick Standalone Projections reflecting continued softness in the RV industry since April 2026 and Patrick’s actual performance in the second and third quarters of fiscal year 2026. The October Patrick Standalone Projections covered fiscal years 2027 through 2031 and did not include projections for the fourth quarter or the full year of fiscal year 2026.

In the early morning hours, New York time, on October 28, 2026, the Financial Times published an article reporting that Monomoy had made a competing proposal for LCI. Following such report, on the morning of October 28, 2026, LCI issued a press release confirming that it had received an unsolicited proposal from Monomoy and that the LCI board would evaluate the Monomoy proposal and provide an update to LCI stockholders in due course. Patrick issued a press release reaffirming its agreement to combine with LCI pursuant to the merger agreement.

On October 28, 2026, PWP delivered a relationship disclosure letter to LCI confirming that PWP had no material prior relationships with Monomoy during the prior two-year period.

On the evening of October 28, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E, PWP and FGS to continue its evaluation of the Monomoy proposal. Representatives of PWP reviewed the October Patrick Standalone Projections and discussed differences in the market recovery assumptions underlying the October LCI Standalone Projections and the October Patrick Standalone Projections, noting the faster recovery assumed in the October Patrick Standalone Projections in the later years of the forecast period. Representatives of PWP reviewed a preliminary financial analysis of the Monomoy proposal relative to the merger, based on the October LCI Standalone Projections, the October Patrick Standalone Projections and the Synergy Projections. Representatives of PWP noted certain differences between the valuation assumptions used with respect to Patrick in the preliminary financial analysis and those used in the financial analysis PWP reviewed with the LCI board on June 30, 2026 in connection with the delivery of PWP’s opinion. PWP also presented an updated public companies analysis, but noted that such analysis would not reflect the value of any control premium that could be paid by an acquiror seeking to acquire 100% of the subject companies. PWP noted that its public companies analyses utilized a 0.5x downward revision for each multiple range. In its discounted cash flow analysis of Patrick, PWP used discount rates ranging from 9.25% to 10.25%, based on estimates of Patrick’s weighted average cost of capital, compared with 8.75% to 9.75% in its June 30, 2026 analysis, and selected terminal EBITDA exit multiples ranging from 8.0x to 9.0x, compared with 9.0x to 10.0x in its June 30, 2026 analysis. Representatives of PWP explained that the increase in the discount rate range reflected an increase in the weighted average cost of capital, which, among other things, was driven by an increase in interest rates since June 30, 2026. Representatives of PWP also explained that the lower selected multiple ranges reflected industry-wide market contraction over the preceding several months as rising interest rates and declining consumer sentiment led consumers to defer discretionary purchases, with varying effects on companies’ trading performance depending on their respective mix of market exposures, and that such multiple ranges were consistent with equity research analysts’ valuation assessments of the peer group. PWP was not requested to deliver, and has not delivered, an updated opinion.

On October 29, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E, PWP and FGS to continue its evaluation of the Monomoy proposal. Representatives of PWP continued their review of the October Patrick Standalone Projections, noting the relative difference in certain market recovery assumptions between the October LCI Standalone Projections and the October Patrick Standalone Projections. Following discussion, the LCI board approved the use of the October Patrick Standalone Projections by PWP for the purposes of PWP’s financial analysis of the Monomoy proposal, including relative to the merger. Representatives of PWP reviewed financial analyses of the Monomoy proposal relative to LCI’s standalone value and relative to the merger, based on the October LCI Standalone Projections, the October Patrick Standalone Projections and the Synergy Projections. Representatives of PWP reviewed the impact of the divergent market recovery assumptions between the October LCI Standalone Projections and the October Patrick Standalone Projections on the exchange ratio implied by PWP’s discounted cash flow analyses of LCI, Patrick and the merger under various sensitivity scenarios, and noted that none of the sensitivity scenarios had a material impact on the implied exchange ratios. The LCI board considered PWP’s discounted cash flow analyses to be the most relevant analyses in evaluating the Monomoy proposal relative to LCI’s standalone value and the merger because, in the LCI board’s judgment, a discounted cash flow analysis was best suited to capture the value of 100% ownership and control of LCI’s business and the long-term growth and profitability trajectory of LCI’s business. In evaluating the Monomoy proposal, the LCI board considered, among other factors, the cash consideration proposed by Monomoy of $101.00 per share in comparison to (i) the terms of the merger and the potential long-term value that the merger was expected to provide to LCI stockholders, including LCI stockholders’ approximately 48% pro forma ownership interest in the combined company and the approximately $150 million of expected annual net run-rate cost synergies, and (ii) the potential value opportunity to LCI stockholders as a standalone company, taking into consideration, among other things, the range of implied values per LCI share of $142.00 to $165.00 indicated by PWP’s discounted cash flow analysis of LCI on a standalone basis. After discussion, and after taking into consideration all of the information presented and discussed at the meeting and in the prior meetings among the LCI board, members of LCI management and LCI’s advisors, the LCI board determined that the Monomoy proposal did not constitute, and was not reasonably likely to lead to, a Lightspeed Superior Proposal (as defined in the merger agreement). The LCI board also determined to publicly announce its determination with respect to the Monomoy proposal and to reaffirm its recommendation that LCI stockholders vote for the LCI merger proposal, and directed members of LCI management and LCI’s advisors to prepare and issue a press release and to prepare and file with the SEC, together with Patrick, this supplement.

UPDATE TO CERTAIN UNAUDITED PROSPECTIVE FINANCIAL INFORMATION

The following information supplements the corresponding information under the heading “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 124 of the joint proxy statement/prospectus. The unaudited prospective financial information set forth below was not prepared with a view toward public disclosure or compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that LCI, Patrick, the LCI board, the Patrick board, PWP, Patrick’s financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. The cautionary statements regarding the unaudited prospective financial information set forth in the joint proxy statement/prospectus apply to the unaudited prospective financial information set forth below.

October Patrick Standalone Projections

The April Patrick Standalone Projections included in the joint proxy statement/prospectus reflected Patrick management’s estimates and assumptions based on information available at the time of their preparation. Since April 2026, continued softness in the RV industry and lower expectations for RV wholesale shipments have affected Patrick management’s outlook. Patrick’s actual performance in the second and third quarters of fiscal year 2026, which Patrick reported publicly on October 29, 2026, also provided more recent information on which to reassess its projected results. The October Patrick Standalone Projections reflect these developments and updated assumptions regarding conditions in Patrick’s end markets.

In October 2026, at the request of LCI in connection with the LCI board’s evaluation of the Monomoy proposal, Patrick’s management updated the April Patrick Standalone Projections to reflect continued softness in the RV industry since April 2026 and Patrick’s actual performance in the second and third quarters of fiscal year 2026. The October Patrick Standalone Projections were prepared using forecasting methodologies generally consistent with those used for the April Patrick Standalone Projections, but reflect updated assumptions, including:

●	lower forecasts of industry-wide RV wholesale unit shipments in fiscal years 2027 through 2031; and

●	lower volume growth assumptions for the RV, marine and manufactured housing industries in fiscal year 2027.

The April Patrick Standalone Projections reflected Patrick management’s estimates and assumptions based on information available at the time of their preparation and were considered in connection with the original evaluation of the merger. The October Patrick Standalone Projections reflect more recent information and developments in Patrick’s end markets.

Patrick provided the October Patrick Standalone Projections to LCI and PWP for use by the LCI board, together with the October LCI Standalone Projections and the Synergy Projections, in determining whether the Monomoy proposal constituted or was reasonably likely to lead to a Lightspeed Superior Proposal (as described in further detail in the section above titled “—Update to Background of the Merger”).

The October Patrick Standalone Projections did not include projections for the fourth quarter or the full year of fiscal year 2026. For purposes of its financial analyses of Patrick, PWP used publicly available analyst consensus estimates for the full year of fiscal year 2026 and, in its discounted cash flow analysis, for the fourth quarter of fiscal year 2026, including estimates of revenue, EBITDA, depreciation and amortization, and capital expenditures. In its discounted cash flow analysis, PWP also assumed for the fourth quarter of fiscal year 2026 a tax rate equal to the tax rate for fiscal year 2027 in the October Patrick Standalone Projections and a change in net working capital equal, in dollar terms, to the amount in the April Patrick Standalone Projections. These consensus estimates were not prepared or reviewed by Patrick management and are not part of the October Patrick Standalone Projections.

The following table presents a summary of the October Patrick Standalone Projections prepared by Patrick’s management and provided to the Patrick board (except unlevered free cash flow, which was arithmetically calculated by PWP using prospective financial information included in the October Patrick Standalone Projections, and was not reviewed by the Patrick board, Patrick or its financial advisors).

Summary of October Patrick Standalone Projections

($ in millions)	2027E	2028E	2029E	2030E	2031E
Revenue	$4,189	$4,574	$4,994	$5,460	$5,908
Adjusted EBITDA (post-SBC)(1)	$478	$569	$664	$770	$825
Unlevered Free Cash Flow(2)	$331	$365	$414	$477	—

(1)	Adjusted EBITDA (post-SBC) is a non-GAAP financial measure calculated as EBITDA, adjusted for gains or losses on sales of property, plant and equipment, acquisition-related transaction costs and acquisition-related fair-value inventory step-up adjustments, with stock-based compensation treated as an expense. EBITDA is a non-GAAP financial measure calculated as net income plus depreciation and amortization, net interest expense and income taxes. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
(2)	Unlevered Free Cash Flow is a non-GAAP measure calculated as EBITDA, less taxes paid, increases in net working capital and capital expenditures. Unlevered Free Cash Flow was not calculated for 2031E.

October LCI Standalone Projections

The April LCI Standalone Projections included in the joint proxy statement/prospectus reflected LCI management’s estimates and assumptions based on information available at the time of their preparation. Since April 2026, continued softness in the RV industry and lower expectations for RV wholesale shipments have affected LCI management’s outlook. LCI’s actual performance in the second quarter of fiscal year 2026 also provided more recent information on which to reassess its projected results. The October LCI Standalone Projections reflect these developments and updated assumptions regarding conditions in LCI’s end markets.

In October 2026, in connection with the LCI board’s evaluation of the Monomoy proposal and at the direction of the LCI board, LCI’s management updated the April LCI Standalone Projections to reflect continued softness in the RV industry since April 2026 and LCI’s actual performance in the second quarter of fiscal year 2026. The October LCI Standalone Projections were prepared using generally consistent forecasting methodologies as the April LCI Standalone Projections, but reflect updated assumptions, including:

●	lower forecasts of industry-wide RV wholesale unit shipments in fiscal years 2027 through 2031;

●	lower volume growth assumptions for the RV, marine, building products, transportation, utility trailer and EMEA industries in fiscal year 2027; and

●	lower decremental margin due to business excellence initiatives related to labor efficiency, overhead/transportation optimization, scrap reduction, operational planning, IT and other fixed costs.

The April LCI Standalone Projections reflected LCI management’s estimates and assumptions based on information available at the time of their preparation and were considered in connection with the original evaluation of the merger. The October LCI Standalone Projections reflect more recent information and developments in LCI’s end markets.

The LCI board used the October LCI Standalone Projections, together with the October Patrick Standalone Projections and the Synergy Projections, in determining whether the Monomoy proposal constituted or was reasonably likely to lead to a Lightspeed Superior Proposal (as described in further detail in the section above titled “—Update to Background of the Merger”).

The following table presents a summary of the October LCI Standalone Projections prepared by LCI’s management (except unlevered free cash flow, which was arithmetically calculated by PWP solely using prospective financial information included in the October LCI Standalone Projections) and provided to the LCI board.

Summary of October LCI Standalone Projections

($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$3,946	$4,145	$4,390	$4,644	$4,915	$5,190
Adjusted EBITDA(1)	$428	$441	$493	$550	$614	$682
Unlevered Free Cash Flow(2)	$27	$319	$305	$333	$356	—

(1)

Adjusted EBITDA is a non-GAAP measure calculated as EBITDA, adjusted for gains on sales of real estate, restructuring charges, IEEPA tariff refunds and merger-related expenses incurred in 2026E, with net adjustments of approximately $3 million. EBITDA is a non-GAAP measure calculated as net income plus depreciation and amortization, net interest expense and income taxes.

(2)	Unlevered Free Cash Flow is a non-GAAP measure calculated as EBITDA, less taxes paid, increases in net working capital and capital expenditures. The 2026E amount represents projected cash flows for Q4 2026E; 2026E Revenue and Adjusted EBITDA are full-year projections. Unlevered Free Cash Flow was not calculated for 2031E.

UPDATE TO OPINION OF LCI’S FINANCIAL ADVISOR

The following information supplements the corresponding information under the heading “The Merger—Opinion of LCI’s Financial Advisor” beginning on page 116 of the joint proxy statement/prospectus.

The paragraph under the heading “Opinion of Perella Weinberg Partners LP—Introduction” on page 116 of the joint proxy statement/prospectus is amended and supplemented by adding the following footnote at the end of the first sentence:

“PWP was not requested to deliver, and has not delivered, an updated opinion. The summary of the financial analyses performed by PWP described in this section reflects the analyses performed by PWP in connection with, and speaks only as of the date of, the meeting of the LCI board held on June 30, 2026. PWP has no obligation to update, revise or reaffirm its opinion or such analyses.”

--END OF SUPPLEMENT to joint proxy statement/prospectus--

Important Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction between Patrick and LCI, Patrick filed with the SEC a registration statement on Form S-4 (File No. 333-299100) that included a preliminary joint proxy statement of Patrick and LCI that also constitutes a prospectus of Patrick with respect to shares of Patrick’s common stock to be issued in the proposed transaction. The registration statement was declared effective by the SEC on October 19, 2026, and Patrick and LCI commenced mailing the definitive joint proxy statement/prospectus to their respective stockholders on or about October 19, 2026. This supplement is not a substitute for the joint proxy statement/prospectus. Patrick and LCI may also file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PATRICK AND LCI ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement, the joint proxy statement/prospectus and other documents filed with the SEC by Patrick and LCI through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Patrick are available free of charge on Patrick’s website at patrickind.com under the tab “Investors” and under the heading “SEC Filings.” Copies of documents filed with the SEC by LCI are available free of charge on LCI’s website at lippert.com under the tab “Investors” and under the heading “Financials” and subheading “SEC Filings.”

No Offer or Solicitation

This supplement does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Special Note Regarding Forward-Looking Statements

Information in this supplement, other than statements of historical facts, may constitute forward-looking statements, for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties. These statements include, but are not limited to, statements about the benefits of the proposed transaction between Patrick and LCI, including future financial and operating results (including the anticipated impact of the transaction on Patrick’s and LCI’s respective earnings), statements related to the expected timing of the completion of the transaction, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “targets,” “scheduled,” “plans,” “intends,” “goal,” “anticipates,” “expects,” “believes,” “forecasts,” “outlook,” “estimates,” “potential,” or “continue” or negatives of such terms or other comparable terminology, but not all forward-looking statements include such identifying terminology.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Patrick or LCI to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the transaction may not be fully realized or may take longer than anticipated to be realized, (2) disruption to each party’s business as a result of the announcement and pendency of the transaction, (3) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate as a result of unexpected factors or events, (4) the failure to obtain the necessary approvals by Patrick shareholders or LCI stockholders, (5) the ability by each of Patrick and LCI to obtain required governmental approvals of the transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (6) reputational risk and the reaction of each party’s customers, suppliers, employees or other business partners to the transaction, (7) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (8) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (9) risks related to management and oversight of the expanded business and operations of the combined company due to the increased size and complexity, (10) the possibility of increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the transaction or the size, scope and complexity of the combined company’s business operations, (11) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Patrick, LCI or the combined company before or after the transaction, and (12) general competitive, economic, political and market conditions and other factors that may affect future results of Patrick and LCI. Additional factors which could affect future results of Patrick and LCI can be found in Patrick’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 19, 2026, under the captions “Information Concerning Forward-Looking Statements” and “Risk Factors” and Patrick’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and LCI’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 26, 2026, under the captions “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and LCI’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. Patrick and LCI disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this supplement, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws.